EXHIBIT 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release

Investors Bancorp and The Bank of Princeton Agree to Terminate Merger Agreement

Short Hills, N.J. and Princeton, N.J.- (PR NEWSWIRE) – January 24, 2017 — Investors Bancorp, Inc. (NASDAQ:ISBC), the holding company for Investors Bank, and The Bank of Princeton (PRIVATE: NJ) today announced that they have entered into a Mutual Termination Agreement to terminate their merger agreement, which was entered into as of May 3, 2016.  The parties concluded that regulatory approval of the application submitted by Investors Bank to the Federal Deposit Insurance Corporation would not be obtained prior to the March 31, 2017 termination deadline set forth in the merger agreement.  The Mutual Termination Agreement provides, among other things, that each party will bear its own costs and expenses in connection with the terminated transaction, without penalties, and mutually releases the parties from any claims of liability to one another relating to the merger transaction.

About Investors Bancorp
Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey and 148 branches located throughout New Jersey and New York.  As of September 30, 2016, Investors Bancorp had total assets of $22.5 billion, total deposits of $15.0 billion and stockholders’ equity of $3.1 billion.

About The Bank of Princeton
The Bank of Princeton is a community bank founded in 2007. The bank is a New Jersey state-chartered commercial bank with ten branches in New Jersey, including three in Princeton and others in Hamilton, Pennington, Montgomery, Monroe, Lambertville, Lawrenceville, and New Brunswick. There are also three branches in the Philadelphia, Pennsylvania area, operating as MoreBank, a division of The Bank of Princeton. The Bank of Princeton is a member of the Federal Deposit Insurance Corporation (“FDIC”).

Investors Bancorp, Inc.
Contact: Brian Doran
(973) 924-5100

The Bank of Princeton
Contact: Edward Dietzler
(609) 454-0717